Exhibit 99.1

CONTACT:

John Ferron

Purple Communications

CFO and COO

jferron@purple.us

415-408-2340

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

PURPLE COMMUNICATIONS™ ANNOUNCES SECOND QUARTER 2009 RESULTS

NOVATO, CA – August 14, 2009 – Purple Communications, Inc. (Nasdaq: PRPL), a leading provider of video and text relay services, and professional interpreting for deaf, hard of hearing, and speech impaired persons, today announced results for the second quarter ended June 30, 2009. On August 13, 2009, the Company filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Total revenue for the three months ended June 30, 2009 was $32.5 million, compared to $30.6 million for the three months ended June 30, 2008. Total revenue for the six months ended June 30, 2009 was $67.1 million, compared to $59.7 million for the six months ended June 30, 2008. Revenue growth over last year was primarily attributable to the July 1, 2008 acquisitions of Sign Language Associates, Inc. and Visual Language Interpreting, Inc., providers of community interpreting services as well as organic growth from video relay services.

Net loss for the three months ended June 30, 2009 was approximately $1.8 million compared with a net loss of $0.2 million for the three months ended June 30, 2008. Net loss applicable to common shareholders, when taking into account $0.9 million of accrued preferred stock dividends, was $2.6 million or $0.29 per common share, for the three months ended June 30, 2009 compared with a net loss $1.0 million, or $0.11 per common share, when taking into account $0.8 million of accrued preferred stock dividends, for the three months ended June 30, 2008. Net loss for the six months ended June 30, 2009 was approximately $2.7 million compared with a net income of $0.4 million for the six months ended June 30, 2008. Net loss applicable to common shareholders, when taking into account $1.7 million of accrued preferred stock dividends, was $4.4 million or $0.48 per common share, for the six months ended June 30, 2009 compared to a net loss $1.2 million, or $0.13 per common share, when taking into account $1.5 million of accrued preferred stock dividends, for the six months ended June 30, 2008.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is a non-GAAP measure, for the six months ended June 30, 2009 was $8.9 million, when adjusting for approximately $1.0 million of non-cash employee compensation charges and $1.6 million of non recurring charges, which is how adjusted EBITDA is as measured under the terms of the Company’s credit agreements.

Cash provided from operations for the six months ended June 30, 2009 was $0.2 million, principally resulting from income from operations. Capital expenditures for the six months ended June 30, 2009 were $3.9 million, used primarily to fund telecommunications infrastructure upgrades, a new production network platform and endpoint devices.

As of June 30, 2009, the Company had approximately $6.4 million in unrestricted cash and cash equivalents. Additionally, as of June 30, 2009, the Company had $13.0 million of borrowing capacity under its revolving line of credit, $8.0 million of which was borrowed on July 27, 2009. As of June 30, 2009, the Company was in full compliance with the terms of its credit agreements.

“In the 19-years since the passage of the American’s with Disabilities Act the relay industry has evolved to more-IP based services which has created more choices for deaf and hard of hearing Americans and has moved consumers closer to functional equivalency in the home and workplace as mandated by the ADA”, said Dan Luis, CEO of Purple Communications. “Despite these advances, more needs to be done not only technically, but also from an educational and regulatory perspective for deaf and non-deaf consumers and businesses. We believe the next year will be transformative for the industry and Purple is excited to play an active role in helping bring about these developments to ensure that innovation thrives, that our industry is healthy and competitive, and that a clear regulatory path is charted for a broadband and IP-based era of telecommunications relay services for people who are deaf, hard of hearing, or speech impaired.”

“The video relay industry is largely dominated by a single provider who has distributed over the past few years the majority of the physical devices used by deaf and hard of hearing customers to place calls. Service providers like Purple have historically been “dial around” options where a customer would use the equipment of one provider but the service from another provider. With the recent advent of 10-digit numbering and customer registration, more providers are moving towards a “managed end point” approach to the market. During the quarter, the Company introduced two such endpoints, a mobile video phone and a software based endpoint called P3 that works on Windows™ based computing devices with wireless connectivity, in an effort to provide functional equivalency to the deaf, hard of hearing and speech impaired consumers whether it be access from the home, mobile or workplace environment. Accordingly, while the Company saw an increase in volume coming from its endpoints it experienced a softening of demand from “dial around” callers resulting in an overall loss of market share during this industry transition toward registered users. The Company will continue to aggressively distribute end points to the market as well as further invest in product development in an effort to bring innovative and practical solutions to our consumer base. These product and technology investments coupled with the transitional effects of the industry from a regulatory perspective will continue to impact revenue and profitability in the near term. As a result, we continue to focus on operational efficiencies and reducing our cost structure and have made significant strides in these areas during the second quarter”, said John Ferron, Purple’s Chief Financial Officer and Chief Operations Officer.

About Purple Communications, Inc.

Purple Communications, Inc., formerly known as GoAmerica, Inc. (“Purple Communications” or the “Company”), is a leading provider of video and text relay services, and professional interpreting for deaf, hard-of-hearing, and speech-impaired persons. The Company’s vision is to enable free-flowing communication between people, inclusive of differences in abilities, languages, or locations. For more information on the Company or its services, visit www.purple.us or contact Purple Communications directly by voice at 415-408-2300, by Internet relay by visiting www.i711.com or www.ip-relay.com, or by video phone by connecting to hovrs.tv.

Safe Harbor

Certain statements made in this press release are forward-looking statements that reflect management’s current outlook and are based upon current assumptions. Such forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue” or similar terms, variations of such terms or the negative of those terms that convey uncertainty of future events or outcomes. Actual results could differ materially from those projected in the forward-looking statements as a result of the following risks and uncertainties, among others: (i) our ability to integrate our acquisitions into our existing businesses and operations; (ii) our ability to respond to the rapid technological change of the telecommunications relay service (known as “TRS”) and/or wireless data industries and offer new or enhanced services; (iii) our dependence on wireline and wireless carrier networks and technology platforms supporting our relay services; (iv) our ability to respond to increased competition in the TRS and/or wireless data industries; (v) our dependence on a single-source supplier for our mobile video phone; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; (viii) unanticipated expenses or liabilities or other adverse events affecting our cash flow; (ix) limitations on our ability to borrow funds and satisfy the covenants under our credit arrangements or obtain new credit arrangements or other financing, if necessary; (x) uncertainty regarding the success of the launch of our new mobile video phone product; (xi) unanticipated decreases in reimbursement rates through the federal TRS fund; (xii) uncertainties associated with changing governmental regulations and difficulties inherent in predicting the outcome of regulatory processes; (xiii) our ability to attract and retain interpreters and other key personnel and (xiv) such other risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2008. As a result of these and other factors, there can be no assurance that the results contemplated in forward-looking statements will be realized. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Purple Communications”, the “Purple Communications” logo, “Purple” “i711”, and the “i711.com” logo, “Relay and Beyond”, and “Hands On VRS” are registered trademarks of Purple Communications. “i711.com”, “i711 Wireless”, “Mobile Video Phone”, and “MVP” are trademarks and service marks of Purple Communications. Other names may be trademarks of their respective owners.

Purple Communications, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2009 (unaudited)	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$6,449	$13,246
Accounts receivable, less allowance for doubtful accounts of $377 in 2009 and 2008	17,297	15,463
Merchandise inventories	1,720	385
Prepaid expenses and other current assets	1,835	1,216

Total current assets	27,301	30,310

Property, equipment and leasehold improvements, net	9,472	7,674
Identifiable intangible assets, net	52,990	56,485
Goodwill	70,295	70,295
Other assets	1,036	1,217

Total assets	$161,094	$165,981

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,904	$2,276
Accrued expenses	11,494	15,087
Current portion of long term debt	400	400
Other current liabilities	157	190

Total current liabilities	17,955	17,953

Accrued preferred dividends	5,006	3,271
Long term debt less current portion, net of discount of $1,758 and $1,934, in 2009 and 2008, respectively	64,242	67,266
Other liabilities	898	975

Stockholders equity	72,993	76,516

Total liabilities and stockholders’ equity	$161,094	$165,981

Purple Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three month ended June 30,		Six month ended June 30,
	2009	2008	2009	2008
Revenues	$32,529	$30,649	$67,104	$59,712

Costs and expenses:
Cost of revenues	19,140	17,451	38,990	33,768
Operating expenses	10,706	10,204	22,138	19,095
Depreciation & amortization	2,708	1,828	5,245	3,460

Total Costs and expenses	32,554	29,483	66,373	56,323

Profit/(Loss) from operations	(25)	1,166	731	3,389

Other income/(expenses):
Loss on Interest rate cap agreement	17	241	12	241
Net interest income and expenses	(1,390)	(1,608)	(2,909)	(3,273)

Total other income/(loss)	(1,373)	(1,367)	(2,897)	(3,032)

Loss before benefit from income taxes	(1,398)	(201)	(2,166)	357
Income tax benefit, net	365	—	540	—

Net loss	(1,763)	(201)	(2,706)	357
Preferred Dividends	(880)	(813)	(1,735)	(1,527)

Net income/(loss) applicable to common stockholders	$(2,643)	$(1,014)	$(4,441)	$(1,170)

Loss per share- Basic and Diluted:
Basic and Diluted loss per share	$(0.29)	$(0.11)	$(0.48)	$(0.13)

Weighted average basic and diluted shares	9,154,326	9,159,071	9,215,785	9,152,203